EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-14833 and 333-124733 on Form S-8 and Registration Statements No. 333-41278 and 333-130037 on Form S-3 of our reports dated March 3, 2006, relating to the consolidated financial statements of Golden West Financial Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Golden West Financial Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Oakland, California
March 8, 2006